Exhibit 99.1

Teleflex Announces Sale of Acute Care, Interventional Urology, and OEM Businesses for $2.03 Billion

Board of Directors authorizes new $1 billion share repurchase program

Wayne, Pa., December 9, 2025 - Teleflex Incorporated (NYSE:TFX), a leading global provider of medical technologies, today announced it has entered into definitive agreements to sell the company’s Acute Care, Interventional Urology and OEM businesses to two buyers, Intersurgical® Ltd with respect to Acute Care and Interventional Urology, and Montagu and Kohlberg with respect to OEM, for a combined total of $2.03 billion in cash, subject to certain closing adjustments.

“Over the past year, we have executed a clear strategy to optimize our portfolio and best position Teleflex for the future, with a focus on driving growth across our core critical care and high acuity hospital markets,” said Liam Kelly, Teleflex’s Chairman, President and Chief Executive Officer. “Today’s announcement is a result of this work and establishes Teleflex as a more focused medical technologies leader, with highly complementary businesses in Vascular Access, Interventional, and Surgical, and a simplified global operating model and manufacturing footprint. Further, following these transactions, Teleflex will have increased flexibility to invest in innovation and compete in these priority markets. We are confident in mid-single-digit growth for Teleflex as we streamline our operations and focus the organization on commercial excellence, enabling us to drive enhanced value for our shareholders and deliver for our customers and the patients they serve. We are also better positioned to return significant capital to our investors.”

Mr. Kelly continued, “Teleflex is committed to ensuring a smooth transition for employees, customers and other stakeholders. We are confident that Intersurgical®, and Montagu and Kohlberg are the right buyers for these businesses, well-positioned to provide them with the strategic investment and resources to execute their strategies and deliver for patients.”

Transaction Details

The transactions, which were approved by Teleflex’s Board of Directors, are expected to be completed in the second half of 2026, subject to customary regulatory approvals and other closing conditions.

Under the terms of the agreements, Teleflex will receive proceeds of approximately $1.5 billion for its OEM business and $530 million for its Acute Care and Interventional Urology businesses, in each case subject to certain closing adjustments. On a combined basis and subject to certain closing adjustments, Teleflex will receive net proceeds of approximately $1.8 billion after tax.

Teleflex primarily intends to use the net proceeds to return significant capital to shareholders through share repurchases and pay down debt, enhancing its financial flexibility to support its growth strategy.

Share Repurchase Program

Teleflex also announced that its Board of Directors has authorized a share repurchase program for up to $1 billion of the company’s common stock. The program will primarily be funded with proceeds from the sale transactions.

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“The sale transactions and this authorization are a testament to the Board’s confidence in our ability to advance our strategic objectives and drive growth across our remaining businesses,” said Mr. Kelly. “We have a longstanding commitment to return capital to shareholders and will continue to review our capital allocation strategy with a focus on maximizing long-term value creation.”

The timing, price and actual number of shares of Common Stock that may be repurchased under the share repurchase authorization will depend on a variety of factors including the price, market conditions, any debt requirements and applicable law as well as actual timing of the close of each of the sale transactions. The repurchases may occur in open market transactions, in transactions structured through investment banking institutions, in privately negotiated transactions, by direct purchases of common stock or a combination of the foregoing. The share repurchase program does not require Teleflex to repurchase shares of its Common Stock, and it may be discontinued, suspended or amended at any time, without prior notice.

Advisors

Centerview Partners LLC is serving as financial advisor, Simpson Thacher & Bartlett LLP is acting as legal counsel and Joele Frank is serving as strategic communications advisor to Teleflex.

About Teleflex Incorporated

As a global provider of medical technologies, Teleflex is driven by our purpose to improve the health and quality of people’s lives. Through our vision to become the most trusted partner in healthcare, we offer a diverse portfolio with solutions in the therapy areas of anesthesia, emergency medicine, interventional cardiology and radiology, surgical, vascular access, and urology. We believe that the potential of great people, purpose driven innovation, and world-class products can shape the future direction of healthcare.

Teleflex is the home of Arrow™, Barrigel™, Deknatel™, LMA™, Pilling™, QuikClot™, Rüsch™, UroLift™ and Weck™ – trusted brands united by a common sense of purpose.

At Teleflex, we are empowering the future of healthcare. For more information, please visit teleflex.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements about the company’s plans to sell its Acute Care, Interventional Urology, and OEM businesses, the expected timetable for completing the transaction and the future financial and operating performance of the company following the transaction. Actual results could differ materially from those in the forward-looking statements due to, among other things, the possibility that the transaction does not close; unanticipated costs and length of time required to comply with legal requirements and regulatory approvals applicable to the transaction; customer and shareholder reaction to the transaction; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024.

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CAUTION: Federal (USA) law restricts these devices for sale or use by or on the order of a physician.

Teleflex, the Teleflex logo, Arrow, Barrigel, Deknatel, LMA, Pilling, QuikClot, Rüsch, UroLift and Weck are trademarks or registered trademarks of Teleflex Incorporated or its affiliates in the U.S. and/or other countries. Other names are the trademarks of their respective owners. Refer to the Instructions for Use for a complete listing of the indications, contraindications, warnings, and precautions. Information in this document is not a substitute for the product Instructions for Use. Not all products may be available in all countries. Please contact your local representative.

© 2025 Teleflex Incorporated. All rights reserved.

Contacts:

Teleflex

Lawrence Keusch

Vice President, Investor Relations and Strategy Development

investor.relations@teleflex.com

610-948-2836

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